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RYAN, BECK & CO. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDEND REQUIREMENTS

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                              Years Ended December 31,
                    Pro Forma1995     1994  1993     1992  1991

Earnings:

Income (loss) before provision
(benefit) for income taxes     $2,066 $2,866 $7,880  $6,785  $5,586$484

Add:
Interest Expense - net         1,273  473    200     127     10715
Rental expense representative
of interest factor  196        196    172    193     197     196

Earnings for computation purposes     $3,535 $3,535  $8,252  $7,105
$5,890              $695

Fixed charges and  preferred stock
dividend requirements:

Interest expense - net         $1,273 $473   $200    $127    $107$15
Rental expense representative
of interest factor  196        196    172    193     197     196
Pretax effect of dividends on
preferred stock of the company 299    299    435     -       --

Combined fixed charges and
preferred stock dividend
requirements        $1,768     $968   $807   $320    $304    $211

Ratio of earnings to combined
fixed charges and preferred
stock dividend requirements    2.00   3.65   10.23   22.20   19.383.29
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